Exhibit (l)(2)

July 2, 2018

Goldman Sachs BDC, Inc.

200 West Street

New York, New York 10282

Ladies and Gentlemen:

We have acted as counsel to Goldman Sachs BDC, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form N-2 (Registration No. 333-224296) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as subsequently amended (the “Registration Statement”), with respect to the offer, issuance and sale from time to time of debt securities.

This opinion letter is rendered in connection with the issuance and sale by the Company of $40,000,000 aggregate principal amount of the Company’s 4.50% Convertible Notes due 2022 (the “Notes”), as described in the prospectus supplement, dated as of June 28, 2018, filed with the Commission pursuant to Rule 497 under the Securities Act (the “Prospectus Supplement”). The Notes are being sold by the Company pursuant to an underwriting agreement, dated as of June 28, 2018, by and among the Company, Goldman Sachs Asset Management L.P. and SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”). The Notes were issued pursuant to an indenture dated as of October 3, 2016 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes constitute a further issuance of, and will form a single series with, the $115,000,000 in aggregate principal amount of 4.50% Convertible Notes due 2022 issued by the Company on October 3, 2016.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Registration Statement;

(b)	the Prospectus Supplement;

(c)	the Underwriting Agreement;

(d)	a copy of the Notes in global form as executed by the Company and authenticated by the Trustee;

(e)	the Indenture;

(f)	the Certificate of Incorporation of the Company (the “Certificate of Incorporation”);

(g)	the Bylaws of the Company (the “Bylaws”); and

(h)	resolutions of the board of directors of the Company relating to, among other things, the authorization and issuance of the Notes.

The documents referred to in items (c) through (e), inclusive, are referred to collectively herein as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others.

To the extent it may be relevant to the opinions expressed below, we have assumed that (i) the Notes have been duly authenticated, executed and delivered by the Trustee, (ii) all of the parties to the Documents (other than the Company) are validly existing and in good standing under the laws of their respective jurisdictions of organization, (iii) all of the parties to the Documents (other than the Company) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder, and (c) consummate the transactions contemplated thereby, (iv) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto (other than the Company), (v) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinion below as to the Company), enforceable against such parties in accordance with their respective terms, and (vi) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

2.	The shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), into which the Notes are convertible at the conversion price have been duly authorized and reserved by all requisite corporate action on the part of the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

We express no opinion as to the validity or binding effect of any provision of the Notes:

(i) relating to indemnification, contribution or exculpation;

(ii) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect by the Company or Goldman Sachs Asset Management L.P.;

(iii) related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York, (b) choice of governing law to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York, (c) service of process or (d) waiver of any rights to trial by jury;

(iv) specifying that provisions thereof may be waived only in writing;

(v) that purports to create a trust or other fiduciary relationship or a power of attorney;

(vi) specifying that any person may exercise set-off or similar rights other than in accordance with applicable law;

(vii) relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture;

(viii) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(ix) which may be construed to be in the nature of a penalty.

The opinions set forth above are subject to the following qualifications: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Fried, Frank, Harris, Shriver & Jacobson LLP FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP